Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Arctic Cat Inc.	Padilla Speer Beardsley Inc.
	Timothy C. Delmore	Shawn Brumbaugh 612/455-1754
Chief Financial Officer
218/681-9860

Arctic Cat Reports Fiscal 2008 Fourth-Quarter Results

Company reports fourth-quarter earnings of $0.02 per diluted share;

Achieved significant reduction in dealer inventories in fiscal 2008;

Expects net sales and earnings growth in fiscal 2009

THIEF RIVER FALLS, Minn., May 15, 2008 – Arctic Cat Inc. (Nasdaq: ACAT) today reported net sales of $168.9 million for the fiscal fourth quarter ended March 31, 2008, compared with net sales of $172.6 million in the same period last year. Fourth-quarter net earnings were $424,000, or $0.02 per diluted share, versus a net loss of $1.6 million, or $0.08 per diluted share, in the prior-year fourth quarter.

As previously announced, Arctic Cat’s fiscal 2008 fourth-quarter sales and earnings were impacted by: the continued weak retail environment for all-terrain vehicles (ATVs); the reduction of a planned, large multi-store retail customer order; and an ATV parts supply issue on the Prowler utility vehicle that was resolved before the end of the fourth quarter.

Arctic Cat posted full-year net sales of $621.6 million compared with record net sales of $782.4 million last fiscal year. The company reported a full-year net loss of $3.3 million, or $0.18 per diluted share, versus net earnings of $22.1 million, or $1.15 per diluted share, in fiscal 2007.

“After seven consecutive years of record sales, we are disappointed in the company’s performance,” said Christopher A. Twomey, Arctic Cat’s chairman and chief executive officer.  “We anticipated that fiscal 2008 would be a challenging year, as we lowered our production levels to reduce dealer inventories. Our results were further impacted by macro-economic issues that weakened consumer confidence and discretionary spending.”

Arctic Cat previously announced planned reductions in its fiscal 2008 production of ATVs and snowmobiles, in response to the difficult retail climate for recreational vehicles.

“We achieved our goal to significantly reduce dealer inventory levels in fiscal 2008, through planned production cuts,” said Twomey. “Although recreational vehicles continue to experience a tough retail market, we believe our current dealer inventory levels will enable growth in sales to dealers in our fiscal 2009.”

Business Line Results

All-terrain vehicle (ATV) sales totaled $142.9 million in the 2008 fourth quarter versus $145.8 million in the same period last year. For fiscal 2008, Arctic Cat’s ATV sales were $350.3 million compared with $431.5 million last fiscal year. ATV revenues were lower for the quarter and full year due to declining industrywide ATV retail sales and the company’s previously announced 10 percent cut in its ATV production levels.

Snowmobile sales were a negative $7.1 million in the 2008 fourth quarter compared with a negative $1.8 million in the prior-year quarter, due to sales incentives and lower shipments. For the 2008 fiscal year, Arctic Cat’s snowmobile sales totaled $161.9 million versus $247.0 million in the prior year, largely due to the company’s previously announced 30 percent reduction in fiscal 2008 snowmobile production levels to align inventory with retail demand.

Sales of parts, garments and accessories (PG&A) in the 2008 fourth quarter grew 15 percent to $33.0 million versus $28.6 million in the prior-year quarter, driven by increased sales of snow-related parts, garments and accessories. For the full fiscal year, PG&A sales rose to $109.4 million, up from $103.9 million last year, fueled by snowmobile parts, garments and accessories, as well as ATV parts and accessories.

Outlook

“We expect the company to return to profitability in fiscal 2009,” said Twomey. “We are focused on achieving growth by offering innovative products that drive market share gains, and lowering costs through our strategic sourcing initiative and by further leveraging our efficiency.”

Commenting further on Arctic Cat’s fiscal 2009 outlook, Twomey said: “Following our planned, lower snowmobile production last year, to align dealer inventory with retail demand, we expect increased snowmobile revenues. We also anticipate flat to slightly higher ATV revenues, based on increased Prowler utility vehicle and international ATV sales, as well as an overall richer product mix.”

For the fiscal year ending March 31, 2009, Arctic Cat expects net sales to grow between 5 percent and 8 percent, and be in the range of $650 million to $674 million. Full-year diluted earnings per share are anticipated to be in the range of $0.18 to $0.28.

Arctic Cat’s first-quarter net sales, for the period ending June 30, 2008, are estimated to be in the range of $85 million to $95 million versus net sales of $87.9 million in the same period last year. The first-quarter net loss is estimated to be in the range of $0.50 to $0.60 per diluted share versus a loss of $0.39 per diluted share in the prior-year quarter. Arctic Cat expects its fiscal 2009 first-quarter results to be negatively impacted by a lower tax benefit, caused by an estimated 13 basis point change in the company’s first-quarter effective tax rate compared to the prior-year first quarter.

The company anticipates positive revenue and earnings comparisons in its second and third quarters, driven by increased snowmobile, as well as parts, garments and accessories sales.

Conference Call

A conference call is scheduled for 10:30 a.m. CT (11:30 a.m. ET) today. To listen to the live webcast or replay of this call via the Internet, go to the corporate portion of the company’s website at www.arcticcat.com. To listen to a telephone replay of the conference call, dial 800-405-2236 and enter conference call ID 11114251. The replay will be available through May 22, 2008.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2008	2007	2008	2007
Net Sales	$168,901	$172,574	$621,568	$782,431
Cost of Goods Sold	143,625	146,449	511,139	640,637
Gross Profit	25,276	26,125	110,429	141,794
Selling, General and Administrative Expenses	29,557	28,327	119,142	109,861
Operating Profit (Loss)	(4,281)	(2,202)	(8,713)	31,933
Other Income (Expense)
Interest Income	40	523	632	1,139
Interest Expense	(166)	—	(1,066)	(1,026)
	(126)	523	(434)	113

Earnings (Loss) Before Income Taxes	(4,407)	(1,679)	(9,147)	32,046
Income Tax Expense (Benefit)	(4,831)	(124)	(5,888)	9,976
Net Earnings (Loss)	$424	$(1,555)	$(3,259)	$22,070
Net Earnings (Loss) Per Share
Basic	$0.02	$(0.08)	$(0.18)	$1.16
Diluted	$0.02	$(0.08)	$(0.18)	$1.15

Weighted Average Shares Outstanding:
Basic	17,935	18,361	18,137	19,030
Diluted	17,936	18,361	18,137	19,128

	March 31,
Selected Balance Sheet Data:	2008	2007
Cash and Short-term Investments	$35,063	$75,277
Accounts Receivable, net	39,156	40,428
Inventories	126,981	98,524
Total Assets	305,309	326,204
Current Liabilities	113,279	122,196
Long-term Debt	0	0
Shareholders’ Equity	180,862	192,221

	Three Months Ended			Year Ended
	March 31,			March 31,
Product Line Data:	2008	2007	Change	2008	2007	Change

All-terrain Vehicles	$142,924	$145,750	-2%	$350,296	$431,548	-19%
Snowmobiles	(7,064)	(1,820)	-288%	161,874	246,974	-34%
Parts, Garments & Accessories	33,041	28,644	15%	109,398	103,909	5%
Total Sales	$168,901	$172,574	-2%	$621,568	$782,431	-21%

# # #